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[LOGO AND LETTERHEAD OF TRUE NORTH COMMUNICATIONS INC.]           Exhibit 99.1



Date:     February 29, 1996

Contact:  Owen Dougherty: 312/751-7789                                 NEWS


FOR IMMEDIATE RELEASE


                TRUE NORTH AGREES TO CONTINUE NEGOTIATIONS WITH
              PUBLICIS AFTER TERMINATION OF THEIR GLOBAL ALLIANCE

        True North Announces Separately It Is Exploring an IPO for Its
                          TN Technologies Subsidiary


Chicago -- True North Communications Inc. (NYSE:TNO) today announced that it is continuing negotiations with Publicis Communication aimed at forging a new arrangement between the two companies. As previously reported, today is the date the Publicis notice terminating the original global alliance agreements between the two companies takes effect. While in no way giving up its rights or consenting to this action, True North has concluded that it must view this termination as taking effect and being final.

The old alliance agreements that are terminated today, among other things, contractually bound each company to work with the other on a worldwide basis. This termination frees both True North and Publicis to pursue their own separate courses and to do what they view as right for their respective clients and shareholders, including links with other strategic partners.

The termination of the agreements does not alter the status that Publicis and True North have as shareholders in each other or their respective 51% and 49% ownership in the very successful Publicis.FCB European joint venture. True North Chairman and CEO Bruce Mason, said "We have been very pleased with the results of our joint venture with Publicis in Europe under the management of Maurice Levy."

                                    -more-


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2/TRUE NORTH AGREES TO CONTINUE NEGOTIATIONS WITH
  PUBLICIS AFTER TERMINATION OF THEIR GLOBAL ALLIANCE
  True North Announces Separately It Is Exploring an IPO for Its
  TN Technologies Subsidiary




Management of both companies remain committed to serving each other's clients around the world.

True North intends to continue to honor the confidentiality agreement it had with Publicis that prevents public discussion of the details of their negotiations.

Among other things, this termination frees True North to explore opportunities that it feels can potentially build increased shareholder value through its own separate True North architecture. In that regard, True North separately announced today that it was retaining investment banking advisors to help explore the advisability of an initial public offering for its TN Technologies Inc. subsidiary.

TN Technologies is a digital marketing services company specializing in the full range of emerging interactive media applications for its clients. It already has operations in New York, Chicago, Los Angeles, San Francisco, Miami, Toronto and Hong Kong. Any such offering would be made only by means of a prospectus.

"We are taking a serious look at this possibility," said Mason, "but we clearly want to emphasize that we have not made any final decision regarding the advisability of a TN Technologies IPO."

True North Communications Inc. is one of the largest global communications companies, with operations in 57 countries, and billings in excess of $7 billion including its joint venture Publicis.FCB Europe. Through its many agency brands, it specializes in advertising, direct marketing, sales promotion, programming content and directory advertising services. In recent years it has offered an expanding array of services, including content development, in interactive media for many of its clients.


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